Exhibit 4o
The Lincoln National Life Insurance Company

VARIABLE ANNUITY LIVING BENEFITS RIDER

Contract Number: 0123456
Rider Date: October 1, 2019
Final Payment Date: October 1, 2033
Owner: John Doe
Guaranteed Maximum Annual Rider Charge Rate: 2.00%
Initial Annual Rider Charge Rate: 1.05%

This optional Rider is made a part of the entire Contract to which it is attached.  Except as stated in this Rider, it is subject to all provisions contained in the Contract.  In case of any conflict between the Contract and this Rider, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown above.

Summary of Rider Provisions
This Rider provides that the Owner may withdraw, each Benefit Year, an amount up to the Protected Annual Income, if certain conditions are met as described in this Rider.

Additional Purchase Payment Restrictions
A Purchase Payment will be approved and added to the Contract only if such amount is all or a portion of the death benefit(s) paid to the Owner as the beneficiary of the same decedent. The death benefit(s) must be paid from a contract or an account that meets the same Internal Revenue Code tax qualifications as the Contract to which this Rider is attached.

No additional Purchase Payment will be approved and added to the Contract if the Rider Date is after the Contract Date.

If the Rider Date is the Contract Date, no additional Purchase Payment will be approved and added to the Contract after the earliest to occur of:
(a)	180 days after the Rider Date; or
(b)	the Valuation Date that the Contract Value is reduced to $0; or
(c)	the latest required date that the first Systematic Required Minimum Distribution or Life Expectancy Withdrawal must begin to extend payments over the Owner’s life expectancy.

Any additional Purchase Payment approved and added to the Contract is subject to the Maximum Protected Amount limit and any further limitations stated in the Contract.

Allocation Restriction
While this Rider is in effect, the Fixed Account, if any, or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to the Contract.

DEFINITIONS
All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements and/or amendments.

Annuitant is the natural person used to determine the benefits if the Owner is a Non-Natural Person.  The Contract may only have one Annuitant.  The Annuitant may not be changed.

Benefit Year is each 12-month period starting with the Rider Date shown above and each Rider Date Anniversary thereafter.
Beneficiary is the natural person or Non-Natural Person named by the Owner under this Rider. The Beneficiary may be eligible to elect to continue this Rider after the death of the Owner.

Company, We, Us, and Our refer to The Lincoln National Life Insurance Company.

Life Expectancy Withdrawals are any systematic annual, semi-annual, quarterly or monthly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution of the death benefit(s) paid to the Owner as the beneficiary of the same decedent, in accordance with the IRC Sections 72(s)(2), as amended. Life Expectancy Withdrawals are applicable only to the Contract to which this Rider is attached.

Non-Natural Person, for purposes of this Rider, includes a trust, corporation, partnership or association. A natural person is a human being.

Owner, for the purpose of this Rider, is the person or entity who may exercise every right of this Rider after the Rider Date. The Owner is shown on Page 1 of this Rider.

Purchase Payments, for the purpose of this Rider, are the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges. Bonus Credits and Sales Charges, if any, are shown on the Contract Specifications.

Rider Date Anniversary is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.
A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date.  If such day is not a Valuation Date, and a Rider Charge is due, that charge will be deducted on the first Valuation Date following such calendar day.

Systematic Required Minimum Distributions, for the purpose of this Rider, are any systematic annual, semi-annual, quarterly or monthly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the required minimum distribution of the death benefit(s) paid to the Owner as the beneficiary of the same decedent, in accordance with the IRC Sections 401(a)(9), as amended. Such Systematic Required Minimum Distributions are applicable only to the Contract to which this Rider is attached.

Withdrawal is the gross amount of a Withdrawal before any applicable charges. Withdrawals are Conforming Withdrawals or Excess Withdrawals. Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the Owner named on page 1 of this Rider or that Owner’s bank account, or to the Annuitant or that Annuitant’s bank account, if the Owner is a Non-Natural Person, will be treated as an Excess Withdrawal.
Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is either:
(a)	equal to or less than the Protected Annual Income;
(b)
greater than the Protected Annual Income but is an amount taken by the Owner to satisfy a Systematic Required Minimum Distribution or Life Expectancy Withdrawal for the Contract Value of the Contract to which this Rider is attached.

However, if a Withdrawal other than Systematic Required Minimum Distributions or Life Expectancy Withdrawals occurs during a Benefit Year, then that Withdrawal and any subsequent Withdrawals, including Systematic Required Minimum Distributions or Life Expectancy Withdrawals, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the Protected Annual Income.
Excess Withdrawals are all Withdrawals, other than Systematic Required Minimum Distributions or Life Expectancy Withdrawals, to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal.

RIDER BENEFIT

Protected Amount
The Protected Amount is the value used to calculate the Protected Annual Income.

If the Rider Date is the Contract Date, then the initial Protected Amount will be equal to the initial Purchase Payment. If the Rider Date is after the Contract Date, then the initial Protected Amount will be equal to the Contract Value of the Contract to which this Rider is attached on the Rider Date.

The Protected Amount is increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon a Withdrawal as described below.

The Protected Amount may not be withdrawn as a lump-sum and is not payable as a death benefit.

Maximum Protected Amount
The Protected Amount is subject to a $10,000,000 maximum of the combined Protected Amount values, Income Base values and guaranteed amounts for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Owner (or Annuitant if a Non-Natural Person), is a Measuring Life as defined under such contracts.

If this maximum is exceeded, the Protected Amount values, Income Base values and guaranteed amounts for each applicable annuity contract and annuity rider will be reduced proportionately so the combined amount values do not exceed the maximum stated above.

The Income Base and Guaranteed Amount are the values used to calculate the amounts available for the Guaranteed Annual Income, Maximum Annual Withdrawal or determine the rider charges under a Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.  The Protected Amount under this Rider means the Income Base or Guaranteed Amount for the purposes of calculating the Income Base maximum or Guaranteed Amount maximum for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

Adjustments to the Protected Amount

The Protected Amount may be adjusted as described in the provisions below.

Adjustments for Additional Purchase Payments
If an additional Purchase Payment is approved and added to the Contract, the Protected Amount will be increased to equal the additional Purchase Payment plus the Protected Amount immediately prior to receipt of the additional Purchase Payment.

Adjustments for Conforming Withdrawals
Upon each Conforming Withdrawal, the Protected Amount will be reduced by the gross amount of the Withdrawal.

Adjustments for Excess Withdrawals
Upon each Excess Withdrawal, the Protected Amount will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.

Protected Annual Income Amount

The Protected Annual Income is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal until the earliest to occur of:
(a)	the Valuation Date the Protected Annual Income is reduced to $0; or
(b)	the Valuation Date the Protected Amount is reduced to $0; or
(c)	the Final Payment Date shown on Page 1 of this Rider; or
(d)	the date the Owner terminates this Rider.

The initial Protected Annual Income is determined by multiplying the Protected Amount by a Protected Annual Income Rate from the Protected Annual Income Rate Table below, which varies by age.

The Protected Annual Income will not change unless:
(a)	an additional Purchase Payment is approved and added to the Contract, pursuant to the Adjustment to the Protected Annual Income for Additional Purchase Payments provision of this Rider; or
(b)	an Excess Withdrawal occurs, pursuant to the Adjustment to the Protected Annual Income for Excess Withdrawals provision of this Rider; or
(c)	a Withdrawal reduces the Protected Amount to an amount that is less than the current Protected Annual Income.

If a Withdrawal reduces the Protected Amount to an amount that is less than the current Protected Annual Income, the Protected Annual Income will be reduced to equal the Protected Amount.

Protected Annual Income Rate
The Protected Annual Income Rate used to calculate the initial Protected Annual Income will be based upon the attained age of the Owner or the Annuitant if the Owner is a Non-Natural Person, on the earliest to occur of:
(a)	the latest required date that the first Systematic Required Minimum Distribution or Life Expectancy Withdrawal must begin to extend payments over the Owner’s life expectancy; or
(b)	the date the Contract Value reduces to $0.

Thereafter, the Protected Annual Income Rate will not change.

Protected Annual Income Rate Table
Age	Protected Annual Income Rate
0 – 54	4.50%
55 – 58	5.00%
59 - 69	5.50%
70 +	6.00%

Maximum Protected Annual Income
The combined Protected Annual Income (including any guaranteed amounts, Guaranteed Annual Income amount and Maximum Annual Withdrawal amount) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Owner (or Annuitant if a Non-Natural Person), is a Measuring Life as defined under such contracts, is subject to a maximum of the Protected Annual Income Rate multiplied by the Maximum Protected Amount.

The Guaranteed Annual Income or Maximum Annual Withdrawal amount are the amounts that may be withdrawn from a Company annuity contract or an annuity rider by the Owner each Benefit Year. The Protected Annual Income under this Rider means the Guaranteed Annual Income amount for the purposes of calculating the Guaranteed Annual Income maximum, including any Maximum Annual Withdrawal amount, for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

Adjustment to the Protected Annual Income for Additional Purchase Payments
If an additional Purchase Payment is approved and added to the Contract, the Protected Annual Income immediately prior to receipt of the additional Purchase Payment will increase by the lesser of (A) multiplied by (C) or (B) multiplied by (C), where:
(A)	is the additional Purchase Payment; and
(B)
is the portion of the additional Purchase Payment that when added to the Protected Amount immediately prior to receipt of the additional Purchase Payment, results in a Protected Amount equal to the Maximum Protected Amount; and

(C)	is the Protected Annual Income Rate used when the Protected Annual Income was determined.

Adjustment to the Protected Annual Income for Excess Withdrawals
Upon each Excess Withdrawal, the Protected Annual Income applicable to the next Benefit Year will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.

If the Protected Amount after the Excess Withdrawal equals $0, this Rider and the Contract to which it is attached will terminate.

Final Payment
A final payment, equal to the greater of the Protected Amount or the Contract Value, will be made on the Final Payment Date shown on Page 1 of this Rider.
The Final Payment Date is determined on the Rider Date and may not be changed thereafter.

After the final payment has been made, the Protected Amount will be reduced to $0 and this Rider and the Contract to which it is attached will terminate.

Contract Value Reduces to $0
If the Contract Value reduces to $0 and (a) the Protected Amount is not $0 and (b) the Contract has not been surrendered or assigned for value, the Protected Annual Income will continue to be paid annually, if certain conditions are met as described in the Protected Annual Income section of this Rider.

The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value reduces to $0 and the Contract terminates due to the death of the Owner, no Death Benefit will be paid and continuation by a Beneficiary is not available.  All other rights under the Contract will cease and this Rider will terminate.

Effect of Death
Upon the death of the Owner or the death of an Annuitant if the Owner is a Non-Natural Person, with no named beneficiary, this Rider will terminate.

Upon the death of the Owner or the death of an Annuitant if the Owner is a Non-Natural Person, with a sole named Beneficiary, if the Contract Value and Protected Amount are not reduced to $0, the Beneficiary may continue ownership of the Contract and this Rider. If so continued, the Protected Annual Income may be withdrawn from the Contract by the Beneficiary until the Protected Amount is $0. The Contract and this Rider may not be continued if multiple beneficiaries are named or if the sole named Beneficiary elects to receive the death benefit or the remaining Contract Value in a different form of payment.

The Protected Amount, Protected Annual Income, Rider Charge rate and the Final Payment Date, as determined prior to the time of continuation, will not change due to continuation. If the Protected Annual Income Rate has not been determined at the time of continuation, the Protected Annual Income Rate used to calculate the Protected Annual Income will be based upon the attained age of the Owner named on Page 1 of this Rider on the continuation date.

Upon the death of the sole named Beneficiary who elected to continue ownership of the Contract and this Rider, the Contract and this Rider will terminate.

Waiver of Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge (if applicable)
No Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge will apply to Conforming Withdrawals. Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that Contract Year.

RIDER CHARGE
The Initial Annual Rider Charge Rate shown on Page 1 of this Rider is divided by four to calculate the initial quarterly Rider Charge rate.  The Rider Charge rate may change as described herein, but the annualized Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

Determining the Quarterly Rider Charge
A quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the Rider Charge Base on the Valuation Date the charge is deducted.

The initial Rider Charge Base is equal to the Protected Amount on the Rider Date. Thereafter, the Rider Charge Base is increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract, subject to the Maximum Protected Amount. Excess Withdrawals reduce the Rider Charge Base in the same proportion that the Excess Withdrawal reduces the Contract Value. The Rider Charge Base is not reduced upon a Conforming Withdrawal.

Quarterly Rider Charges will be deducted from each Variable Subaccount and Fixed Account, if any, on a proportionate basis.  A pro-rata quarterly Rider Charge will be recalculated and deducted upon termination of this Rider, except if the Contract is terminated due to death.

The Rider Charge rate may not change prior to the 5th Rider Date Anniversary. Any change to the Rider Charge rate will occur only on a Rider Date Anniversary and will be subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

Termination of this Rider
The Owner may terminate this Rider upon Notice to Us any time after the 5th Rider Date Anniversary.  This Rider will terminate upon:
(a)	the date the Contract to which this Rider is attached terminates; or
(b)
the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when ownership is continued by a sole named Beneficiary upon the death of the Owner (or Annuitant if the Owner is a Non-Natural Person); or

(c)
if the Owner is a Non-Natural Person, the date the Annuitant is changed due to death or pursuant to an enforceable divorce agreement or decree, except when ownership is continued by a sole named Beneficiary upon the death of such Annuitant; or

(d)	the Annuity Commencement Date; or
(e)
the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or

(f)	the date both the Protected Amount and Protected Annual Income equal $0 as the result of a Withdrawal; or
(g)	the final payment is made pursuant to the Final Payment provision of this Rider.

Upon termination of this Rider, the benefits and charges within this Rider will terminate.  A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

AR-623